Exhibit 10.1

Execution Version

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

EAGLE ROCK ENERGY PARTNERS, L.P.

AND

EAGLE ROCK ENERGY G&P, LLC

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into on, and effective as of, July 30, 2010, and is by and between Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “MLP”), and Eagle Rock Energy G&P, LLC, a Delaware limited liability company (“G&P”), the general partner of Eagle Rock Energy GP, L.P., a Delaware limited partnership and the MLP’s general partner (the “General Partner”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the MLP and its Subsidiaries (as hereinafter defined) require certain administrative services to conduct their business (the “Services,” as hereinafter defined);

WHEREAS, the MLP desires to engage G&P, a Subsidiary of the MLP, to provide the Services; and

WHEREAS, G&P is willing to undertake such engagement, subject to the terms and conditions of this Agreement.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

(a) Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.

(b) As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” means this Administrative Services Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“G&P” has the meaning given such term in the introduction to this Agreement.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“MLP” has the meaning given such term in the introduction to this Agreement.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the MLP, dated as of May 24, 2010, as amended from time to time, to which reference is hereby made for all purposes of this Agreement.

“Partnership Group” means the MLP and any Subsidiary of the MLP.

“Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Services” has the meaning given such term in Section 2.1(a).

“Subsidiary” has the meaning given such term in the MLP Agreement.

ARTICLE II
PROVISION OF SERVICES

2.1 Reimbursement for Operating and General and Administrative Expenses.

(a)  G&P hereby agrees to continue to provide, or cause to be provided, the Partnership Group with general and administrative services, such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering, that are substantially identical in nature and quality to the services of such type previously provided by G&P in connection with its management and operation of the MLP’s assets and properties during the one-year period prior to the date of this Agreement (collectively, the “Services”).

(b) The MLP hereby agrees to reimburse G&P for all expenses and expenditures it incurs or payments it makes on behalf of the Partnership Group in connection with the business and operations of the Partnership Group, including, but not limited to, (i) salaries of operational personnel performing services on the Partnership Group’s behalf and the cost of employee benefits for such personnel, (ii) capital expenditures and (iii) maintenance and repair costs.

(c) G&P shall be entitled to allocate any such expenses and expenditures between the Partnership Group (excluding G&P), on the one hand, and G&P, on the other hand, in accordance with the foregoing provision on any reasonable basis.

2.2 Reimbursement for Insurance.

The MLP hereby agrees to reimburse G&P for all expenses it incurs or payments it makes on behalf of the Partnership Group for (i) insurance coverage with respect to the MLP’s assets and properties, (ii) insurance coverage with respect to claims related to fiduciary obligations of officers, directors and control persons of the Partnership Group and (iii) insurance coverage with respect to claims under federal and state securities laws related to any of the officers, directors and control persons thereof.

2.3 Management Fee.

In addition to the reimbursement obligations described in Section 2.1 and Section 2.2 of this Agreement, the MLP hereby agrees to pay to G&P an annual fee, payable in arrears, for the performance of the Services equal to the greater of (i) $5.5 million or (ii) an “arm’s length markup,” based on the principles of Section 482 of the Internal Revenue Code, applied to the reimbursable costs for the performance of any Services that require more than a cost-only reimbursement during such year.  Such fee shall be payable within 30 days following the completion of each year or at such other time as may be agreed to by the MLP and G&P.

ARTICLE III
MISCELLANEOUS

3.1 Choice of Law; Submission to Jurisdiction.

This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.

3.2 Notice.

All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.

MLP:	G&P:
Eagle Rock Energy Partners, L.P. 1415 Louisiana Street, Suite 2700 Houston, Texas 77002 Phone: (281) 408-1200 Fax: (281) 408-1302 Attention: Chief Executive Officer	Eagle Rock Energy G&P, LLC 1415 Louisiana Street, Suite 2700 Houston, Texas 77002 Phone: (281) 408-1200 Fax: (281) 408-1302 Attention: Chief Executive Officer

3.3 Entire Agreement.

This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

3.4 Termination.

Either Party hereto may terminate this Agreement at any time by giving notice of such termination to the other Party.  Any termination under this Section 3.4 shall become effective 90 days after delivery of such notice.

3.5 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

3.6 Amendment or Modification.

This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

3.7 Assignment.

No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties.

3.8 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

3.9 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.10 Gender, Parts, Articles and Sections.

Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.  All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

3.11 Further Assurances.

In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

3.12 Withholding or Granting of Consent.

Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

3.13 Laws and Regulations.

Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

3.14 Negation of Rights of Limited Partners, Assignees and Third Parties.

The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of the MLP or other Person shall have the right, separate and apart from the MLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

3.15 No Recourse Against Officers or Directors.

For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, July 30, 2010.

EAGLE ROCK ENERGY PARTNERS, L.P.

By its general partner,
Eagle Rock Energy GP, L.P.

By its general partner,
Eagle Rock Energy G&P, LLC

By:	/s/ Jeffrey P. Wood
Name: Jeffrey P. Wood
Title: Senior Vice President, Chief Financial Officer and Treasurer

EAGLE ROCK ENERGY G&P, LLC

By:	/s/ Charles C. Boettcher
Name: Charles C. Boettcher
Title: Senior Vice President and General Counsel

[Signature Page to Administrative Services Agreement]